Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP LAUNCHES ITS eLabCorpSM WEB-BASED
CUSTOMER CONNECTIVITY SOLUTION

Burlington, NC, September 15, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the launch of “eLabCorp”, its latest customer connectivity offering. eLabCorp has been designed to provide LabCorp customers with unparalleled compatibility and ease of use in ordering tests and managing results over the Web.

“eLabCorp is a key building block in our connectivity strategy and further enhances the options available to doctors to more easily order tests for their patients and access the test results,” said Bill Haas, Executive Vice President, Sales and Marketing. “eLabCorp provides a web-based connectivity solution that integrates easily with a wide variety of existing electronic medical records and practice management systems, allowing doctors to access the web for testing services without changing the computer systems that they use for the rest of their practice needs.”

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.